Exhibit 21.1

McDERMOTT INTERNATIONAL, INC.

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

YEAR ENDED DECEMBER 31, 2015

McDermott Finance L.L.C.	Delaware
McDermott International Management, S. de RL.	Panama
McDermott International Investments Co., Inc.	Panama
McDermott International Trading Co., Inc.	Panama
McDermott Marine Construction Limited	United Kingdom
J. Ray McDermott, S.A.	Panama
North Atlantic Vessel, Inc.	Panama
J. Ray McDermott (Aust.) Holding Pty Limited	Australia
McDermott Australia Pty. Ltd.	Australia
Hydro Marine Services, Inc.	Panama
Eastern Marine Services, Inc.	Panama
McDermott Asia Pacific Pte. Ltd.	Singapore
J. Ray McDermott (Qingdao) Pte. Ltd.	Singapore
P.T. McDermott Indonesia	Indonesia
McDermott Caspian Contractors, Inc.	Panama
J. Ray McDermott International, Inc.	Panama
J. Ray McDermott (Norway), AS	Norway
North Ocean 105 AS	Norway
McDermott Middle East, Inc.	Panama
McDermott Eastern Hemisphere, Ltd.	Mauritius
J. Ray McDermott Far East, Inc.	Panama
McDermott Subsea, Inc.	Panama
McDermott Arabia Holdings, Inc.	Panama
McDermott Arabia Company Limited	Saudi Arabia
Berlian McDermott Sdn. Bhd.	Malaysia
Berlian McDermott (L) Limited	Labuan
J. Ray McDermott (Luxembourg) S.ar.l.	Luxembourg
J. Ray Holdings, Inc.	Delaware
J. Ray McDermott Holdings, LLC	Delaware
McDermott, Inc.	Delaware
McDermott Servicos Offshore do Brasil Ltda.	Brazil
OPI Vessels, Inc.	Delaware
J. Ray McDermott International Vessels, Ltd.	Cayman Islands

The subsidiaries omitted from the foregoing list, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.